Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Radian Group Inc. (the “Company”) and Richard G. Thornberry (the “Executive”) as of February 8, 2017 the “Effective Date”).

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and the Executive desires to serve in such capacity on behalf of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1. Employment.

(a) Term. The Executive’s employment with the Company will begin on March 6, 2017. The initial term of this Agreement shall begin on the first day of the Executive’s employment with the Company (the “Employment Date”) and shall continue for three years thereafter, unless sooner terminated by either party as set forth below, or until the termination of the Executive’s employment, if earlier. The term of this Agreement shall automatically renew for periods of one-year unless either party gives the other party written notice at least 90 days prior to the end of the then existing term or at least 90 days prior to the end of any one-year renewal period that the term of the Agreement shall not be further extended. The period commencing on the Employment Date and ending on the date on which the term of the Agreement terminates is referred to herein as the “Term.”

(b) Duties. During the Term, the Executive shall serve as the Chief Executive Officer of the Company with duties, responsibilities and authority commensurate therewith and shall report to the Board of Directors of the Company (the “Board”). The Executive shall perform all duties and accept all responsibilities incident to such position as is set forth in the Company’s Guidelines of Corporate Governance (as in effect on the Effective Date or as may be modified thereafter after consultation with the Executive) and as otherwise may be reasonably assigned to the Executive by the Board, consistent with his position as Chief Executive Officer. The Executive will be appointed as a member of the Board effective as of the Employment Date, and the Company shall cause the Executive to be nominated as a member of the Board at each annual meeting of stockholders of the Company during the Term at which the Executive’s Board seat is up for re-election. The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit the Executive from executing, this Agreement and performing fully the Executive’s duties and responsibilities hereunder.

(c) Best Efforts. During the Term, the Executive shall devote his best efforts and all or substantially all of his full business time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities: (1) do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 14 below, the Restrictive Covenants Agreement (as defined below), the other agreements described in Section 14 of this Agreement, and the Company’s Code of Conduct and Ethics, as in

effect on the Effective Date or as may be modified thereafter after consultation with the Executive (the “Code of Conduct”), and (2) such other business activities have been reviewed, and if necessary approved, in accordance with the Company’s Guidelines of Corporate Governance. The Executive may, without further review or consent, (i) deliver lectures, fulfil speaking engagements or lecture at educational institutions, (ii) manage personal investments, or (iii) engage in the activities described in Exhibit A hereto subject to the limitations set forth in Exhibit A; provided that, in the case of (i), (ii) or (iii) above, the Executive complies with his obligations and conditions under Section 14 of this Agreement, the Restrictive Covenants Agreement, the other agreements described in Section 14, and the Company’s Code of Conduct.

(d) Principal Place of Employment. The Executive understands and agrees that his principal place of employment shall be in the Company’s headquarters offices located in the Philadelphia, Pennsylvania metropolitan area and that the Executive shall be required to travel for business in the course of performing his duties for the Company. The Executive further agrees that he will relocate to the Philadelphia, Pennsylvania metropolitan area as a condition of his employment, as soon as practicable, and not later than 180 days, after the Employment Date. The 180 day period in the preceding sentence may be extended with approval of the Compensation and Human Resources Committee of the Board (the “Compensation Committee”).

2. Compensation.

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $750,000, which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually by the independent directors of the Board and may be increased (but not decreased) as the independent directors, upon the recommendation of the Compensation Committee, deem appropriate.

(b) STI/MTI Incentive Plan. With respect to each fiscal year of the Company ending during the Term, the Executive shall be eligible to earn an incentive award under the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees, or any successor plan (the “STI/MTI Plan”) pursuant to the terms and conditions of the STI/MTI Plan. The Executive’s incentive award shall be paid at such times and in such manner as set forth in the STI/MTI Plan. Prior to or at the beginning of each fiscal year of the Company, the independent directors of the Board (upon the recommendation of the Compensation Committee) shall determine the Target Incentive Award (as defined in the STI/MTI Plan) for the Executive, taking into consideration such factors as the independent directors deem appropriate. The Executive’s Target Incentive Award under the STI/MTI Plan for 2017 (i.e. for the 2017-2018 STI/MTI period) shall be $1,500,000. Notwithstanding the terms of the STI/MTI Plan, “Cause” as used therein shall be deemed to refer to the definition of Cause contained in this Agreement, and any provision therein relating to the Executive’s termination of employment by the Company without Cause shall be deemed to include a resignation by the Executive for Good Reason hereunder.

(c) Sign-On Bonus. As an inducement for the Executive to join the Company in the role of Chief Executive Officer and to compensate the Executive for certain costs associated with transitioning his prior business activities, the Company shall pay the Executive a sign-on bonus in the amount of $500,000 (the “Sign-On Bonus”). The Sign-On Bonus shall be paid in a lump sum within 30 days following the Employment Date. The Executive shall be required to repay the full amount of the Sign-On Bonus if, prior to the first anniversary of the Employment Date, the Executive’s employment terminates either (1) by the Company for Cause (as defined below) or (2) by the Executive for any reason other than Good Reason (as defined below). For the avoidance of doubt, the Executive shall not be required to repay any portion of the Sign-On Bonus by reason of termination of employment for any other reason (including, without limitation, death or Disability).

(d) Restricted Stock Unit Grant. In order to further align the Executive with the Company’s stockholders, the Compensation Committee will grant the Executive restricted stock units with a grant date value (based on the closing price of a share of Company common stock on the Employment Date) of $1,000,000 (the “Sign-On RSUs”), upon the Employment Date. The Sign-On RSUs shall vest in equal installments of one-third of the award on each of the second, third and fourth anniversaries of the Employment Date, subject to the Executive’s continued employment with the Company and shall be substantially in the form attached as Exhibit B hereto.

(e) Long-Term Incentive Opportunity. The Executive shall be eligible to receive long-term incentive awards in respect of each fiscal year during the Term (“LTI”) under the Company’s long-term incentive program in an amount and on terms established by the Committee, commensurate with his position as Chief Executive Officer. For the 2017 fiscal year, the Executive shall be granted equity awards in connection with the Company’s regular grant cycle having an aggregate grant date value of $3,000,000 on terms established by the Committee, which shall be no less favorable than such terms as established generally for executive officers of the Company. Without limiting the scope of the foregoing, LTI awards shall contain retirement-based vesting provisions, as determined by the Compensation Committee after consultation with the Executive, that define retirement as termination of employment after either attainment of age 55 with at least 10 years of service or attainment of age 65 with at least 5 years of service.

(f) Target Compensation after 2017. The Executive’s Target Incentive Award under the STI/MTI Plan and target LTI shall be reviewed annually by the independent directors pursuant to the normal performance review policies for the CEO, with such targets established by the independent directors in their sole discretion, following a recommendation by the Compensation Committee. For each full fiscal year of the Term after 2017, the total of the Executive’s Base Salary, Target Incentive Award under the STI/MTI Plan, and target LTI shall be no less than $5,250,000, with the actual realized pay to the Executive primarily dependent on performance under the STI/MTI Plan and LTI awards to the Executive.

3. Retirement and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance (at the CEO level of coverage), long-term disability, retirement, deferred compensation, stock purchase and welfare benefit plans and programs available to executives of the Company, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan, program or policy from time to time after the Effective Date.

4. Vacation. During the Term, the Executive shall be entitled to 30 days of paid time off (vacation and sick leave) each year, as well as Company holidays at levels commensurate with those provided to other executive officers of the Company, in accordance with the Company’s paid time off and holiday policies.

5. Expenses; Relocation Benefits.

(a) Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel (which shall not include commuting) and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company’s expense reimbursement policy for executives.

(b) Relocation Benefits. The Executive shall receive relocation benefits for his move to the Philadelphia, PA area from St. Louis, Missouri, as set forth in Exhibit C. The Executive shall be required to repay the full amount of the relocation benefits if, prior to the first anniversary of the Employment Date, the Executive’s employment terminates either (1) by the Company for Cause or (2) by the Executive for any reason other than Good Reason. For the avoidance of doubt, the Executive shall not be required to repay any portion of the relocations benefits by reason of termination of employment for any other reason (including, without limitation, death or Disability).

6. Termination without Cause; Resignation for Good Reason. The Company may terminate the Executive’s employment at any time without Cause upon 15 days advance written notice (or pay in lieu of notice). The Executive may initiate a termination of employment by resigning for Good Reason as described below. Upon termination by the Company without Cause or resignation by the Executive for Good Reason, if the Executive executes and does not revoke a written Release (as defined below), the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(a) The Company shall pay the Executive an amount equal to two times the Executive’s annual Base Salary, which shall be paid as follows: (i) the maximum amount that can be paid under the “separation pay” exception under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be paid in 12 equal monthly installments following the Executive’s termination date, in accordance with the Company’s normal payroll practices, with the first payment to be made within 60 days following such termination of employment, and (ii) the remainder of such benefit shall be paid in a lump sum between March 1 and March 15 of the calendar year following the year in which the Executive’s termination date occurs. The first payment under clause (i) shall include any payments for the period from the termination date to the commencement date of payments.

(b) The Company shall pay the Executive an amount equal to two times the Executive’s Target Incentive Award established under the STI/MTI Plan either (i) for the year in which the termination date occurs (or if it has not yet been established, the Target Incentive Award established for the immediately preceding year), or (ii) the Executive’s Target Incentive Award under the STI/MTI Plan for 2017, whichever is greater, which amount shall be paid in a lump sum between March 1 and March 15 of the calendar year following the year in which the Executive’s termination date occurs.

(c) The Company shall pay the Executive a pro-rated Target Incentive Award under the STI/MTI Plan either (i) for the year in which the termination date occurs (or if it has not yet been established, the Target Incentive Award established for the immediately preceding year), or (ii) the Executive’s Target Incentive Award under the STI/MTI Plan for 2017, whichever is greater, which amount shall be paid in a lump sum within 60 days following the Executive’s termination date, except as provided below. The prorated Target Incentive Award shall equal (x) the Target Incentive Award established under the STI/MTI Plan either (i) for the year in which the termination date occurs (or the immediately preceding year such Target Incentive Award has not yet been established), or (ii) the Executive’s Target Incentive Award under the STI/MTI Plan for 2017, whichever is greater, multiplied by (y) a fraction, the numerator of which is the number of full completed days of employment with the Company from the beginning of the calendar year through the termination date, and the denominator of which is the number of days in such year. Notwithstanding the foregoing, if the Compensation Committee determines, prior to the year in which the Executive’s termination date occurs, that the Executive’s STI/MTI Plan bonus for the year in which the Executive’s termination date occurs is intended to satisfy the requirements for “performance-based compensation” under section 162(m) of the Code and the Target Incentive Award has been established by the termination date, the pro-rated STI/MTI Plan bonus payable under this subsection (c) shall be equal to the bonus that is payable based on the Company’s attainment of the applicable performance goals for the performance period (and not the Target Incentive Award), multiplied by the fraction described in clause (y) above. Such pro-rated bonus shall be paid at the same time as such bonuses are paid to other executives of the Company, consistent with the requirements of section 162(m) of the Code for “performance-based compensation,” but no later than March 15 of the calendar year following the year in which the Executive’s termination date occurs.

(d) During the period beginning on the date of the Executive’s termination date and ending on the first to occur of (i) 18 months after the termination date, (ii) the date on which the Executive becomes eligible for health coverage by a successor employer, or (iii) the date on which the Executive becomes eligible to elect medical coverage under Social Security Medicare or otherwise ceases to be eligible for continued health coverage under the Company’s group health plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) (the “Coverage Period”), if the Executive elects to receive continued health coverage under the Company’s health plan under COBRA at a level of coverage at or below the Executive’s level of coverage in effect on the date of the Executive’s termination of employment, and the Executive pays the full monthly COBRA premium cost for such health coverage, the Company shall reimburse the Executive monthly an amount equal to the monthly COBRA premium paid by the Executive, less the premium charge that is paid by the Company’s active employees for such coverage as in effect on the date of the Executive’s termination of employment (the “COBRA Reimbursement”). The payments shall commence on the first payroll date that is administratively practicable after the Executive’s termination date, and within 60 days after the Executive’s termination date. The first payment shall include any payments for the period from the termination date to the commencement date. The Company shall reimburse the Executive under this subsection only for the portion of the Coverage Period during which the Executive continues COBRA coverage under the Company’s health plan. The Executive agrees to notify the Company promptly of the Executive’s coverage under an alternative health plan upon becoming covered by such alternative plan. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the Coverage Period.

(e) The Executive’s Sign-On RSUs shall become fully vested as of the termination date, and shall be settled as soon as practicable, and in any event within 60 days, following the termination date, in accordance with the terms of the grant agreement.

(f) The Company shall also pay the Accrued Obligations, regardless of whether the Executive executes or revokes the Release.

7. Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for the Accrued Obligations.

8. Voluntary Resignation without Good Reason. The Executive may voluntarily terminate employment without Good Reason for any reason upon 30 days’ prior written notice to the Company. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except for the Accrued Obligations.

9. Disability. If the Executive incurs a Disability during the Term, the Company may terminate the Executive’s employment on or after the date of Disability. If the Executive’s employment terminates on account of Disability, the Executive shall receive the Accrued Obligations. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive. For purposes of this Agreement, the term “Disability” shall mean a physical or mental impairment of sufficient severity that the Executive is both eligible for and in receipt of benefits under the long-term disability program maintained by the Company.

10. Death. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death, the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, shall receive the Accrued Obligations. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

11. Resignation of Positions. Effective as of the date of any termination of employment, the Executive shall resign all Company-related positions, including as an officer and director of the Company and its affiliates.

12. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary, and all accrued but unused PTO under the terms of the Company’s PTO policy, through the date of termination of the Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred through the date of such termination in accordance with Section 5 hereof, and (iii) any vested accrued compensation, equity awards or benefits provided under the Company’s employee incentive or benefit plans upon or following a termination of employment, in accordance with the terms of the applicable plan, including without limitation the STI/MTI Plan, but excluding any separate Company severance plan or policy.

(b) “Cause” shall mean any of the grounds for termination of the Executive’s employment listed below, after the Executive has been provided with an opportunity to meet with the Board with respect to the determination of Cause:

(1) the Executive’s indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation, or moral turpitude (excluding traffic offenses other than traffic offenses involving the use of alcohol or illegal substances);

(2) the Executive’s fraud, dishonesty, theft, or misappropriation of funds in connection with the Executive’s duties with the Company and its affiliates;

(3) the Executive’s material violation of the Company’s Code of Conduct;

(4) the Executive’s gross negligence or willful misconduct in the performance of the Executive’s duties with the Company and its affiliates; or

(5) the Executive’s breach of Section 14 of this Agreement or any covenants contained in the Restrictive Covenants Agreement (except any breach relating to the Company’s Code of Conduct, which shall be governed by clause (3) above) or any other agreement described in Section 14, or the Executive’s material breach of any other provision of this Agreement.

(c) “Good Reason” shall mean:

(1) the scope of the Executive’s duties, responsibilities and reporting lines as the Chief Executive Officer of the Company are, in the aggregate, materially reduced ;

(2) any material change in the geographic location at which the Executive must perform the Executive’s duties to the Company and its affiliates, which, for purposes of this Agreement, means the permanent relocation of the Executive’s principal place of employment to any office or location which is located more than 100 miles from the location where the Executive is based immediately prior to the change in location;

(3) any action or inaction that constitutes a material breach of this Agreement by the Company; or

(4) the provision by the Company to the Executive of written notice pursuant to Section 1(a) that the Term of the Agreement shall not be further extended, provided that the Executive is willing and able to continue in employment under the terms of the Agreement, if extended. The Executive shall be deemed to be willing and able to continue in employment under the terms of the Agreement if he so states in the written notice of termination described in the following sentence.

In order to terminate employment for Good Reason, the Executive must provide a written notice of termination with respect to termination for Good Reason to the Company within 60 days after the event constituting Good Reason has occurred. The Company shall have a period of 30 days in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the notice of termination. If the Company does not correct the act, or the failure to act, the Executive must terminate employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination; provided that in the event of a termination on account of non-renewal of the Agreement under clause (4) above, the termination date shall not be earlier than the scheduled end of the Term. Notwithstanding the foregoing, in no event will the Executive have Good Reason for termination if an event described in Section 12(b)(1) occurs in connection with the Executive’s inability to substantially perform the Executive’s duties on account of short-term or long-term disability.

(d) “Release” shall mean a release in the form attached hereto as Exhibit D, with such changes as the Company deems appropriate to comply with applicable law.

13. Section 409A.

(a) This Agreement is intended to comply with section 409A of the Code and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, to the extent required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b) All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

14. Restrictive Covenants.

(a) The Executive agrees to comply with the restrictive covenants and agreements set forth in the Restrictive Covenants Agreement attached hereto as Exhibit E (the “Restrictive Covenants Agreement”), which the Executive agrees to sign as a condition of this Agreement, the attached Exhibit A (which is hereby incorporated into this Section 14 by this reference), and all other written agreements between the Company and the Executive containing non-competition, non-solicitation, confidentiality, inventions assignment, non-disparagement and other restrictive covenants. Without limiting the foregoing, all references in this Agreement to Section 14 shall include the provisions of Exhibit A.

(b) Notwithstanding anything in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under this Section 14, the Company shall be obligated to provide only the Accrued Obligations, and all other payments under this Agreement shall cease. In such event, the Company may require that the Executive repay all amounts theretofore paid to him pursuant to Section 6 hereof (other than the Accrued Obligations), and in such case, the Executive shall promptly repay such amounts on the terms determined by the Company.

15. Legal Action. The Executive irrevocably and unconditionally (1) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in general jurisdiction in Philadelphia County, Pennsylvania, (2) consents to the exclusive jurisdiction of such court in any such proceeding, and (3) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

16. Survival. The respective rights and obligations of the parties under this Agreement (including Sections 14 and 15) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17. No Mitigation or Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

18. Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation

(within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide the Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(a) The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b) Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they shall be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c) All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change in ownership or control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within ten days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

19. Legal Fees. The Company will reimburse the Executive for up to $25,000 of documented legal fees that are reasonably related to the Executive’s prospective employment with the Company, including the review and negotiation of this Agreement.

20. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Anita Scott, SVP Human Resources

Radian Group Inc.

1601 Market Street

Philadelphia, PA 19103

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

21. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as otherwise provided herein, the Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes imposed on the Executive with respect to any payment received under this Agreement.

22. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

23. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 14, will continue to apply in favor of the successor.

24. Company Policies. Employment with the Company is conditioned on the Executive’s agreement to comply with the Code of Conduct, which shall be evidenced by his execution thereof. The Company shall present the Code of Conduct to the Executive for signature upon or prior to the Employment Date. The Executive, this Agreement, and the compensation payable hereunder, as applicable, shall be subject to any applicable clawback or recoupment policies, stock ownership policies, share trading policies, the Code of Conduct, and other written policies that are in place as of the Effective Date and as may be revised or implemented by the Company from time to time as applicable to officers of the Company, in each case after consultation with the Executive.

25. Indemnification. As to any matter occurring or arising during the Executive’s employment with the Company or its affiliates, the Company hereby covenants and agrees to indemnify the Executive and hold him harmless fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, reasonable expenses (including reasonable attorney’s fees), losses and damages (collectively, “Claims”) resulting from his performance of his duties and obligations as an employee, officer or director of the Company or any of its affiliates to the extent provided by the bylaws of the Company and its affiliates (as in effect on the date hereof or as may be subsequently modified in consultation with the Executive); provided, however, that this indemnity shall not apply to any Claims that are a direct result of the Executive’s engaging in conduct that constitutes Cause. The Company will insure the Executive, for the duration of his employment, and thereafter in respect of his acts and omissions occurring during such employment under a contract of directors and officers liability insurance to the same extent as any such insurance insures members of the Board.

26. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company, other than the Restrictive Covenants Agreement. This Agreement may be changed only by a written document signed by the Executive and the Company.

27. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

28. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of Pennsylvania without regard to rules governing conflicts of law.

29. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

<Signature Page Follows>

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Radian Group Inc.

/s/ Anita Scott
Name:	Anita Scott
Title:	SVP CHRO
Date:	2/8/17

EXECUTIVE

/s/ Richard G. Thornberry
Name:	Richard G. Thornberry
Date:	2/8/17

Exhibit A

Permitted Activities

1.	St. Louis University John Cook School of Business Executive Advisory Board Member

2.	St. Louis University Billiken Angels Network Advisory Board Member

3.	Manager of NexSpring Partners I, LLC (which is an investment partnership that does not, and will not, hold any interests in NF or NSG (each as defined below).

4.	Board Manager of NexSpring Financial, LLC (“NF”) until May 7, 2017

5.	Upon and following resignation as Board Manager of NF, Board Advisor to NF, subject to regular, periodic review by the Company’s Governance Committee

6.

Passive Investment in the equity of NF and NexSpring Group, LLC (“NSG”) by the Executive (or his Family, as defined below) at a level no greater than the level in effect as of the Employment Date. For this purpose, “Passive Investment” means an investment in NF and NSG with only economic rights, and no ability by Executive (or his Family) to exercise management or voting rights (other than with respect to a disposition of the investment). The Executive and the Company acknowledge that the Passive Investment does not, as of the date hereof, constitute a breach or violation of this Agreement, the Restrictive Covenants Agreement, the Code of Conduct, or any other agreement between the Executive and the Company or any other policy of the Company that is currently in effect. To the extent that in the future the Executive’s Passive Investment would result in a breach or violation of this Agreement, the Restrictive Covenants Agreement, the Code of Conduct, or any other agreement between the Executive and the Company, as determined by the Governance Committee following consultation with the Executive, then (i) the Governance Committee will consult with the Executive in considering all available alternatives to address such potential breach or violation, and (ii) if it is determined by the Governance Committee following consultation with the Executive that the only viable alternative to address such breach or violation is for the Executive to divest his Passive Investment, the Executive agrees to use his best efforts to divest his Passive Investment pursuant to an arm’s length sale to an unaffiliated third party as soon as practicable after such determination. If, despite the Executive’s best efforts, he is unable to divest his Passive Investment after a reasonable period of time, any termination of the Executive’s employment by the Company as a result of his failure to divest shall not be treated as a termination for Cause pursuant this Agreement, any equity plan of the Company or award thereunder, or any other agreement with, or benefit or compensation plan of, the Company; provided, however, that the provisions of Sections 6(a), 6(b) or 6(d) of the Agreement shall not apply with respect to such termination of employment (and no payments shall be made under Sections 6(a), 6(b) or 6(d) or under any severance plan of the Company), but the provisions of Sections 6(c), 6(e) and 6(f), and all other provisions of the Agreement applicable to a termination by the Company without Cause, shall apply. For purposes of this Exhibit A, the term “Family” means the Executive’s immediate family members (i.e. spouse, descendants, parents, siblings, step-children and people sharing the Executive’s household (other than tenants and employees) and spouses of any of the foregoing) and any trusts or other entities of which the Executive or his immediate family members are beneficiaries or owners, other than any such trusts or other entities that are controlled by persons independent of the Executive and members of his immediate family.

Exhibit B

Restricted Stock Unit Agreement

Exhibit C

Relocation Benefits

Relocation benefits shall be provided to the Executive as follows:

(a) Home Finding Trip. The Company will reimburse the Executive for the expenses for two house-hunting trips to Philadelphia (not to exceed a total of 8 days), including transportation, lodging, meals, rental car and rental assistance fee.

(b) Temporary Housing. The Executive will be provided temporary housing in the Philadelphia area (using a Company preferred provider) for up to 60 days.

(c) Trips to Prior Home. The Company will reimburse the Executive for the transportation expense of four trips to the Executive’s prior home (every other weekend).

(d) Closing Costs. The Company will reimburse the Executive for the closing costs of purchasing a home in the Philadelphia, PA area, up to 3% of the purchase price of the home (excluding points or pre-payments).

(e) Home Sale Program. The Company will provide the Executive with an assisted home sale program that is designed to help the Executive sell his current primary residence without negative tax implications (using a Buyer Value Option).

(f) Moving Expenses. The Company will provide shipment of the Executive’s household goods (including packing and unpacking costs and up to 180 days of storage) from the Executive’s home in St. Louis Missouri to Philadelphia, PA through a Company preferred provider, up to a maximum weight of 20,000 pounds).

(g) Relocation Allowance. The Company will provide the Executive with a relocation allowance of $10,000, less applicable taxes, that is intended to compensate the Executive for miscellaneous costs associated with the Executive’s transfer. The relocation allowance will be paid within 30 days after the Employment Date.

(h) Taxes. The Company shall reimburse the Executive for any federal, state, local and FICA taxes imposed on the relocation expenses paid or reimbursed by the Company as described in this Exhibit, including this subsection (h), but excluding the relocation allowance described in subsection (g) above. Such reimbursements shall be provided as soon as practicable following the date on which the applicable taxes are incurred and shall comply with Treasury Regulation 1.409A-3(i)(1)(v) to the extent applicable.

(i) Other Terms. The Executive must be employed by the Company on the date the relevant expenses are incurred in order to receive the applicable reimbursement or payment. All reimbursements shall be subject to the terms of the Company’s expense reimbursement policy and shall be made consistently with the requirements of section 409A of the Code. All relocation benefits are subject to the requirements of Section 5(b) of the Agreement.

Exhibit D

Form of Release

This Release Agreement (this “Agreement”) is made by and between Richard G. Thornberry (“Employee”) and Radian Group Inc. (“Radian”). Employee and Radian are parties to this Agreement and are collectively referred to herein as the “Parties.”

As used in this Agreement, any reference to Employee shall include Employee, and in their capacities as such, Employee’s heirs, administrators, representatives, executors, legatees, successors, agents and assigns. As used in this Agreement, any reference to the “Company” shall mean Radian and each subsidiary of Radian.

1. Release.

(a) In further consideration of the compensation provided to Employee pursuant to Section 6 of the Employment Agreement dated February 8, 2017 between Employee and Radian (the “Employment Agreement”) , Employee hereby agrees, subject to and without waiving any rights identified in Paragraph 2, Permitted Conduct, of this Agreement, to the maximum extent permitted by law, to irrevocably and unconditionally RELEASE AND FOREVER DISCHARGE the Company and each of its and their past or present parents, subsidiaries and affiliates, their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company and of the Company’s past or present parents, subsidiaries or affiliates, and the past or present trustees, administrators, agents or employees of all such pension and employee benefit plans (hereinafter collectively included within the term the “Released Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which Employee may have, or which Employee’s heirs, executors or administrators may have against the Released Parties, by reason of any matter, cause or thing whatsoever from the beginning of Employee’s employment with the Company to and including the date on which Employee executes this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship and/or the termination of Employee’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future, which includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, Pennsylvania Human Relations Act, Pennsylvania Equal Pay Law, Pennsylvania Pregnancy Guidelines of the Human Relations Commission, including all amendments thereto, and any other federal, state or local statutes or common law under which Employee can waive Employee’s rights, any contracts between the Released Parties and Employee, and all claims for counsel fees and costs.

(b) In waiving and releasing any and all claims against the Released Parties, whether or not now known to Employee, Employee understands that this means that if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Agreement will remain effective in all respects, despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Agreement if Employee had prior knowledge of such facts.

(c) Notwithstanding anything in this Agreement to the contrary, Employee does not waive (i) any entitlements under the terms of Section 6 of the Employment Agreement, (ii) Employee’s existing right to receive vested accrued benefits under any equity grants or other plans or programs of the Company under which Employee has accrued benefits (other than under any Company separation or severance plan or programs), (iii) any claims that, by law, may not be waived, (iv) any rights or claims that may arise after the date Employee executes this Agreement, (v) any right to indemnification under the bylaws of the Company, or under any directors and officers insurance policy, with respect to Employee’s performance of duties as an employee or officer of the Company, and (vi) any claim or right Employee may have for unemployment insurance benefits, workers’ compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law.

2. Permitted Conduct. Nothing in this Agreement shall prohibit or restrict Employee from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, or any other federal, state or local regulatory authority. To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of any confidential information and trade secrets of the Company, Employee agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

3. Restrictive Covenants.

(a) Employee agrees to comply with the restrictive covenants and agreements set forth in the Restrictive Covenants Agreement between Employee and Radian dated February 8, 2017, and all other written restrictive covenants and agreements with the Company containing non-competition, non-solicitation, confidentiality, inventions assignment, non-disparagement and other restrictive covenants, including Paragraph 3(b) below (collectively, the “Restrictive Covenants”). Employee expressly acknowledges that continuing to comply with the terms of the Restrictive Covenants is a material term of this Agreement. Employee acknowledges that in the event that Employee breaches any of the Restrictive Covenants, Radian shall be obligated to provide only the Accrued Obligations (as defined in the Employment Agreement), and all other payments under Section 6 of the Employment Agreement shall cease. In such event, Radian may require that the Executive repay all amounts theretofore paid to him pursuant to Section 6 of the Employment Agreement (other than the Accrued Obligations), and in such case, Employee shall promptly repay such amounts on the terms determined by Radian.

(b) Employee agrees that Employee will not make or authorize any written or oral statements that are false or defamatory about the Company or the Company’s directors, officers or employees. This clause does not affect Employee’s rights under Section 2 (Permitted Conduct).

(c) The Company agrees that it will not, and will instruct its directors and senior officers to not, make or authorize any written or oral statements that are false or defamatory about the Executive.

4. Controlling Law. This Agreement and all matters arising out of, or relating to it, shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

5. Jurisdiction. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought and prosecuted only in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia, Pennsylvania, and the jurisdiction of such court in any such proceeding shall be exclusive. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

6. Severability. If any provision of this Agreement is construed to be invalid, unlawful or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, except that, in the event the release in Paragraph 1 is held to be unlawful, invalid or unenforceable, any payments made pursuant to Section 6 of the Employment Agreement (other than the Accrued Obligations) shall be returned to the Company and no further consideration shall be due. If any covenant or agreement is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

7. ACKNOWLEDGEMENT. Employee hereby acknowledges that:

(a) The Company advises Employee to consult with an attorney before signing this Agreement;

(b) Employee has obtained independent legal advice from an attorney of Employee’s own choice with respect to this Agreement or Employee has knowingly and voluntarily chosen not to do so;

(c) Employee freely, voluntarily and knowingly entered into this Agreement after due consideration;

(d) Employee had 21 days to review and consider this Agreement;

(e) If Employee knowingly and voluntarily chooses to do so, Employee may accept the terms of this Agreement on or after the date of Employee’s termination of employment but before the 21 day consideration period provided for above has expired;

(f) Employee is signing this Agreement on or after the date of Employee’s termination of employment;

(g) Employee has a right to revoke this Agreement by notifying                     at the Company in writing within seven days of Employee’s execution of this Agreement. Unless revoked, this Agreement will become effective on the eighth day following its execution (the “Effective Date”);

(h) Changes to the Company’s offer contained in this Agreement that are immaterial will not restart the consideration period;

(i) In exchange for Employee’s waivers, releases and commitments set forth herein, including Employee’s waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that Employee is receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which Employee would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

(j) No promise or inducement has been offered to Employee, except as expressly set forth herein, and Employee is not relying upon any such promise or inducement in entering into this Agreement.

(k) EMPLOYEE REPRESENTS THAT EMPLOYEE HAS READ THE TERMS OF THIS AGREEMENT, THAT THIS AGREEMENT IS WRITTEN IN A MANNER THAT EMPLOYEE CAN UNDERSTAND AND THAT THE COMPANY HAS NOT MADE ANY REPRESENTATIONS CONCERNING THE TERMS OR EFFECTS OF THIS AGREEMENT OTHER THAN THOSE CONTAINED HEREIN.

EMPLOYEE FREELY AND VOLUNTARILY AGREES TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS THE SAME AS EMPLOYEE’S OWN FREE ACT.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement.

Radian Group Inc.

Date:
By:
Name:
	Title:	Chief Human Resources Officer

Date:	By:
Richard G. Thornberry

Exhibit E

Restrictive Covenants Agreement